Exhibit 99.1

OXiGENE Reports Second-Quarter 2003 Financial Results and Operational Goals for Remainder of Year

    WATERTOWN, Mass.--(BUSINESS WIRE)--Aug. 8, 2003--OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a leader in the development of biopharmaceutical compounds designed to target aberrant blood vessels in solid tumors and ocular neovascular diseases, today reported financial results for the second quarter and six months ended June 30, 2003.
    "In recent months we have announced numerous financial and operational accomplishments," said OXiGENE President and Chief Executive Officer Fred Driscoll. "Notable among these achievements, CA4P has entered new human clinical trials in cancer and ophthalmology, creating potential new opportunities for our vascular targeting technology in large and growing markets. In addition, CA4P received the U.S. Food and Drug Administration's orphan drug and fast track designations, which we view as important milestones as we advance our lead compound forward.
    "These events provided the impetus that enabled us to close in June on a $15 million private placement of common stock that strengthens our balance sheet and enhances our overall financial position," Driscoll said. "We are now poised to advance our lead compound aggressively toward commercialization and to continue the development of our exciting pre-clinical pipeline."

    Financial Discussion

    Net loss for the second quarter of 2003 was $1.8 million, or $0.14 per share, compared with a net loss of $2.7 million, or $0.23 per share, in the second quarter of 2002. For the first six months of 2003, the net loss was $3.3 million, or $0.26 per share, compared with a net loss of $6.9 million, or $0.58 per share, for the first six months of 2002. Based on its current expense run-rate, OXiGENE expects its full-year 2003 net loss to be approximately $7 million. The Company reported a net loss of $11 million for full-year 2002.
    As of June 30, 2003, OXiGENE had $22.9 million in cash and marketable securities, compared with $11.8 million as of December 31, 2002.
    "The continued improvement in our bottom line is a direct result of the focused drug-development strategy we initiated in late 2001," Driscoll said. "Concentrating on vascular targeting, which we believe will offer the greatest potential return for our shareholders, has allowed us to reduce total expenses in 2003 by approximately 60 percent year-to-date compared with the same period in 2002. We continue to be selective about how and where we allocate our clinical and pre-clinical resources. As evidenced by our relationships with such pre-eminent organizations as The Foundation Fighting Blindness, the National Cancer Institute and Cancer Research UK, we are taking advantage of opportunities to secure alliances that will help to fund our programs and build our pipeline of compounds."

    Recent highlights:

    -- Private placement: Three large institutional investors purchased 1,500,000 shares of the Company's Common Stock at $10 per share. OXiGENE received approximately $14 million from the sale after the deduction of commissions and expenses. The three institutional investors also received warrants for a term of two years to purchase an aggregate of 375,000 shares of OXiGENE Common Stock, which will be exercisable at a price of $15 per share in cash.

    -- Fast-track designation: The U.S. Food and Drug Administration granted the fast-track designation to OXiGENE's lead compound, Combretastatin A4 Prodrug, for the treatment of anaplastic thyroid cancer. CA4P is currently in Phase II human trials in this indication. The fast-track program is intended to foster the development of new drugs designed to treat life-threatening conditions for which there is no approved therapy. This designation creates opportunities for OXiGENE to meet with and receive input from the agency in the design of clinical efficacy studies needed to support market approval.

    -- Orphan-drug status: The FDA approved OXiGENE's application to classify CA4P as an "orphan drug" for the treatment of anaplastic thyroid cancer. In addition, the agency broadened the orphan drug designation for CA4P to include the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. OXiGENE estimates a prevalence of approximately 58,000 people in the United States with one of these four stages or sub-types of cancer.

    -- New clinical trials: CA4P moved into new clinical trials in cancer and ophthalmology. In the United Kingdom, the investigational compound is being studied in a Phase I/II combination with a standard-of-care chemotherapeutic regimen (carboplatin and paclitaxel) in women with advanced ovarian cancer. CA4P also is being evaluated in a Phase I/II study in patients with wet age-related macular degeneration, the cause of significant vision loss in between 2 million and 3 million Americans. This trial is being conducted at The Johns Hopkins University School of Medicine's Wilmer Eye Institute in Baltimore. CA4P is now in a total of five human clinical studies.

    -- Peer-reviewed pre-clinical research: Investigators writing in the August 2003 issue of the journal Investigative Ophthalmology and Visual Science reported the results of independent animal studies into the potential role of CA4P in preventing and treating certain retinal degenerative diseases. The pre-clinical studies showed that CA4P suppresses development and induces regression of choroidal neovascularization, a condition that leads to severe vision loss.

    -- Cancer Research UK Alliance: Cancer Research UK (CRUK) is collaborating with OXiGENE on the final pre-clinical development of OXi4503, one of the Company's three second-generation vascular targeting agents. CRUK, one of the world's largest cancer research organizations, plans to move the compound into Phase I clinical trials next year.

    Business Outlook

    Commenting on the Company's clinical development outlook for the remainder of 2003, Driscoll said, "Seven months into 2003, I am proud of the fact that we already have accomplished many of the clinical and pre-clinical objectives we announced in tandem with our fourth-quarter results in February. Patient accrual is on schedule in the Phase II and Phase I/II oncology studies of CA4P, and we expect to initiate a fifth cancer trial before the end of the year. Recruitment also has begun in the wet AMD trial at Johns Hopkins, the first study of a vascular targeting agent in a non-life-threatening indication. In addition, Cancer Research UK is moving ahead with final pre-clinical testing of our lead second-generation drug candidate, OXi4503, which is on pace to enter the clinic in 2004. Development also continues on our other pre-clinical compounds, OXi6197 and OXi8007, giving us a strong pipeline of Vascular Targeting Agents to complement CA4P.
    "On the business side, we remain focused on identifying potential licensing opportunities for CA4P," Driscoll continued. "The clinical development progress we have made during the past 12 months has demonstrated the potential breadth of our vascular targeting platform. We continue to engage in positive discussions with prospective licensing partners in both oncology and ophthalmology."

    Company to Host Conference Call

    OXiGENE will host a conference call with investors at 10:00 a.m. ET today, Friday, August 8, to review its second-quarter 2003 financial results and provide a business update. Callers in the U.S. can participate by dialing (888) 214-7596, while international callers should dial (415) 537-1841. For a live and archived audio Webcast of the call, go to www.oxigene.com/investor/confcalls.asp.
    A telephone rebroadcast will be available two hours after the call until noon ET August 10, 2003. To hear this replay, dial (800) 633-8284 (U.S.) or (402) 977-9140 (international) and use passcode 21155054.

    About OXiGENE

    OXiGENE is the world leader in the development of novel biopharmaceutical compounds called vascular targeting agents (VTAs), which are designed to block the flow of blood that supplies solid cancer tumors and other abnormal vasculature, while leaving healthy cells intact. OXiGENE's lead VTA, Combretastatin A4 Prodrug, has advanced into Phase II and combination clinical trials in cancer patients in the United States and Europe. The investigational compound also is being evaluated in an ophthalmic study in patients with wet age-related macular degeneration. Three other OXiGENE VTAs, OXi4503, OXi6197 and OXi8007, are in pre-clinical development. For more information about OXiGENE, visit www.oxigene.com.

    Safe Harbor Statement

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to: the Company's ability to substantially advance its lead compound toward commercialization; the continuation of the development of the Company's pre-clinical pipeline; the expectation that the Company's full-year 2003 net loss will be approximately $7 million; the future exercise of warrants for OXiGENE Common Stock; CRUK's plans to move OXi4503 into Phase I clinical trials next year; the initiation of a fifth cancer trial of CA4P in 2003; the planned initiation of a clinical study of OXi4503 in 2004; OXiGENE's expectation of continued progress in the development of its pre-clinical drug candidates; and future partnership and/or licensing agreements. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

    Financial tables follow...



OXiGENE, Inc.
Consolidated Balance Sheet
(All amounts in thousands US Dollars)

                                               June 30    December 31,
Assets                                          2003         2002
                                            --------------------------
Current Assets:                              (Unaudited)   (Audited)
                                            --------------------------

      Cash                                  $     11,643 $      3,752
      Available-for-sale marketable
       securities                                 11,219 $      8,078
      Other current assets                           176           40

                                            --------------------------
         Total current assets                     23,038       11,870

      Net property and equipment                     219          487
      Other assets                                 1,193        1,241

                                            --------------------------
Total assets                                $     24,450 $     13,598
                                            ==========================

Liabilities and stockholders' equity
Current Liabilities:
      Amount payable for license agreement -
       current                              $        296 $        290
      Accrued expenses                             1,716        1,717
      Accounts payable                               994        1,417

                                            --------------------------
         Total current liabilities                 3,006        3,424

    Amount payable under license agreement -
     non-current                                       -          154

Stockholders' equity
    Common stock                                     142          127
    Additional paid-in capital                    97,603       83,465
    Accumulated deficit                          (74,980)     (71,654)
    Notes receivable                              (1,590)      (2,187)
    Other                                            269          269

                                            --------------------------
         Total stockholders' equity               21,444       10,020

                                            --------------------------
Total liabilities and stockholders' equity  $     24,450 $     13,598
                                            ==========================


OXiGENE, Inc.
GAAP Consolidated Statement
 of Operations
(All amounts in thousands US   3 months  3 months  6 months  6 months
 Dollars, except per share      ended     ended     ended     ended
 amounts)                      June 30,  June 30,  June 30,  June 30,
                                 2003      2002      2003      2002
                              ----------------------------------------
                                   (unaudited)         (unaudited)
                              ----------------------------------------
Revenues:
   Licensing revenue           $      -  $      -  $     20  $      -
                              ----------------------------------------
      Total revenues                  -         -        20         -

Expenses:
   Costs relating to licensing
    revenue                           -         -         -         -
   Amortization of license
    agreement                        25        22        45        42
   Operating expenses             1,851     2,781     3,365     8,321
                              ----------------------------------------
      Total expenses              1,876     2,803     3,410     8,363
                              ----------------------------------------
Operating loss                   (1,876)   (2,803)   (3,390)   (8,363)
                              ----------------------------------------
   Gain on sale of Joint
    Venture                           -         -         -     1,325
   Other income, net                 27        63        68       127
                              ----------------------------------------
Net loss                       $ (1,849) $ (2,740) $ (3,322) $ (6,911)
                              ========================================

Net loss per common share:
      Basic                    $  (0.14) $  (0.23) $  (0.26) $  (0.58)
                              ========================================
      Diluted                  $  (0.14) $  (0.23) $  (0.26) $  (0.58)
                              ========================================

Shares used to compute net
 loss per share:
      Basic                      12,758    11,819    12,603    11,844
                              ========================================
      Diluted                    12,758    11,819    12,603    11,844
                              ========================================

    CONTACT: Sharon Merrill Associates, Inc.
             617-542-5300
             David Calusdian (Investors)
             dcalusdian@investorrelations.com
             Scott Solomon (Media)
             ssolomon@investorrelations.com